CORNERSTONE PROPERTIES INC.
                              126 East 56th Street
                               New York, NY 10022

             Telephone (212) 605-7100        Facsimile (212) 605-7199

                                                                          [Date]

                                 DIRECTOR SHARES

Dear ________,

                  This letter agreement (this "Agreement") will evidence and set forth the terms and conditions of the grant to you of 349 shares (the "1996 Director Shares") of Common Stock of the Company in part payment for your services as a non-employee Director of the Company in 1996, all pursuant to the resolution relating to Board compensation adopted by the Board of Directors of the Company on December 8, 1995. The 1996 Director Shares were determined by dividing (i) the amount equal to 50% of the annual retainer fee otherwise payable to non-employee Directors for 1996 by (ii) $_____, with the fractional share resulting from such calculation to be paid in cash in an amount equal to such fractional amount times $_____.

                  In future years, so long as you remain a non-employee Director, you will automatically receive shares (the "Director Shares") of Common Stock of the Company in part payment for your services as a non-employee Director of the Company with the number of such Director Shares being determined by dividing (i) the amount equal to 50% of the annual retainer fee otherwise payable to non-employee Directors for the relevant fiscal year by (ii) the Fair Market Value of one share of Common Stock as of the last day of the preceding fiscal year. Any fractional shares resulting from such calculation shall not be granted, but instead shall be paid in cash in an amount equal to such fractional amount times the Fair Market Value of one share of Common Stock as of the last day of the relevant preceding fiscal year.

                  Your grant of Director Shares is subject to the following terms and conditions:

                  1. Definitions: For purposes of this Agreement, the following terms shall have the meanings indicated:

                  (a) "Annual retainer fee" means only the annual fee otherwise payable to a non-employee Director for service on the Board of Directors (not including for service on a committee of the Board) of the Company and no other fees or expenses; provided, that

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         if you serve as a non-employee Director during only a portion of 1996 or any future fiscal year, annual retainer fee shall mean only a pro rata portion of such annual fee.

                  (b) "Fair Market Value" on any day shall mean the reported last sales price on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the principal securities exchange on which the Common Stock is listed or admitted to trading on which prices are quoted in U.S. dollars, or, if not listed or admitted to trading on any such securities exchange, the average of the closing bid and asked prices as furnished in U.S. dollars by any broker/dealer selected from time to time by the Board of Directors for that purpose. If the Common Stock was not traded on the applicable securities market on such day, Fair Market Value shall be determined in the same way on the next preceding day on which the Common Stock was traded.

                  2. Award. The Company will register in your name share certificates representing your Director Shares, which certificates will be held by the Company for your account. These certificates will bear a legend in substantially the following form, as determined by the Compensation Committee:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A RESTRICTED SHARE AGREEMENT BETWEEN CORNERSTONE PROPERTIES INC. AND THE BENEFICIAL OWNER HEREOF, INCLUDING RESTRICTIONS ON SALE, TRANSFER AND ENCUMBRANCE.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933. UNLESS CORNERSTONE PROPERTIES INC. DETERMINES OTHERWISE, NO TRANSFER OF SUCH SECURITIES MAY BE MADE WITHOUT AN OPINION OF COUNSEL, SATISFACTORY TO CORNERSTONE PROPERTIES INC., THAT SUCH TRANSFER MAY PROPERLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR THAT SUCH SECURITIES HAVE BEEN SO REGISTERED UNDER A REGISTRATION STATEMENT WHICH IS IN EFFECT AT THE DATE OF SUCH TRANSFER.

         COPIES OF THE RESTRICTED SHARE AGREEMENT ARE ON FILE AT THE OFFICE OF THE SECRETARY AND MAY BE INSPECTED DURING NORMAL BUSINESS HOURS.

                  As soon as practicable following the earlier of:


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                                        3

                  (a) your sale in accordance with this Agreement and applicable Federal securities law of any Director Shares as to which the restrictions provided for in paragraph 3 below have expired; and

                  (b) the third month anniversary of the date on which you cease to be a member of the Board,

a non-legended share certificate (or certificates) will be delivered to you (or to your estate, as the case may be) for, in the case of clause (a) above, the number of Director Shares sold and, in the case of clause (b) above, the number of Director Shares which have been granted to you and for which a certificate has not previously been delivered.

                  3. Restrictions on Transferability of Shares. Your Director Shares may not be sold, exchanged, transferred, assigned, pledged, or otherwise encumbered or disposed of until the date which is one year after the date of grant.

                  4. Voting and Dividend Rights During Restricted Period. After share certificates representing your Director Shares are registered in your name, you shall have the right to vote your Director Shares and to receive all dividends payable with respect thereto.

                  5. Investment Representation - Registration. In order to comply with any applicable securities laws, the Company may require you (i) to furnish evidence satisfactory to the Company (including a written and signed representation letter) to the effect that all of your Director Shares were acquired for investment only and not for resale or distribution and (ii) to agree that all such Director Shares shall only be sold by you following registration under the Securities Act of 1933 or pursuant to an exemption therefrom.

                  6. Compliance with Law and Regulations. Once your Restricted Shares are no longer subject to restriction, any sale, exchange, transfer, assignment, pledge, encumbrance or other disposition, directly or indirectly, whether or not for value, and whether or not voluntarily, of your share certificates shall be made in compliance with any applicable constitution, rule or regulation of, or any applicable policy of, any of the exchanges on which the Common Stock is listed, and any applicable law, rule or regulation of any governmental agency having jurisdiction.

                  7. Designation of Beneficiary. You should designate in writing on forms prescribed by and filed with the Secretary, a beneficiary or beneficiaries to receive, in the event of your death, any rights to which you are entitled hereunder. A designation of beneficiary may be replaced by a new designation or may be revoked by you at any time on forms prescribed by and filed with the Secretary.


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                  8. No Right to Reelection. Nothing in this Agreement shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company's stockholders, nor confer upon any non-employee Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

                  9. Changes in Capitalization. If any change shall occur in or affect the Common Stock on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, or distribution to holders of the Common Stock (other than regular dividends) or, if in the opinion of the Compensation Committee, after consultation with the Company's independent public accountants, changes in the Company's accounting policies, acquisitions, divestitures, distributions, or other unusual or extraordinary items have disproportionately and materially affected the value of the Director Shares, the Committee shall make such adjustments, if any, that it may deem, in its sole discretion, necessary or equitable in the number of shares of Common Stock subject to your Director Share grant. In the event of any other change affecting the Common Stock, such adjustment shall made as may be deemed equitable by the Compensation Committee to give proper effect to such event.

                  10. Nontransferability of Rights. Your rights hereunder, including the right to any amounts or Common Stock payable, may not be assigned, pledged, or otherwise transferred except, in the event of your death, to your designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution.

                  11. Withholding. The Company shall have the right, before any payment is made or a certificate for any Common Stock is delivered, to deduct or withhold from any payment to you to satisfy any Federal, state, or local taxes, including transfer taxes, required by law to be withheld or to require you or your beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld.

                  12. No Trust or Fund Created. The grant made hereunder shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its subsidiaries and you or any other person. Your rights hereunder shall be no greater than the rights of any unsecured general creditor of the Company.

                  13. Consent Under Local Law. This award shall be conditioned upon the making of any filing and the receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable local laws.

                  14. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York.


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                  Please indicate your acceptance of this Agreement by signing and returning the duplicate copy of this letter to the Secretary.

                                      Sincerely,

                                      By:_____________________________


                                      By:_____________________________


ACCEPTED:________________, 1996

_______________________________